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                                                                 Exhibit 10.6(d)



1996 Management Bonus Plan

Under the 1996 Management Bonus Plan, key employees of the Company (including executive officers of the Company) may be entitled to receive amounts ranging from 17.5% to 130% of their base pay, in the form of cash bonuses. Payment of bonuses will depend upon achievement of quarterly incentive plan and annual incentive plan operating targets. If quarterly objectives and goals are achieved, a portion of the bonus will be paid after the end of the quarter and the remainder of the quarterly bonus will be paid after the end of the 1996 fiscal year.